Exhibit d.2

              Servicing Agreement between Zweig/Glaser Advisers LLC
                                      and
                              Zweig Consulting LLC

                               SERVICING AGREEMENT

                  THIS SERVICING AGREEMENT is made and entered into as of this 1st day of March, 1999 by and among Zweig/Glaser Advisers, a New York general partnership, Zweig Total Return Advisors, Inc., a Delaware corporation, and Zweig Advisors Inc., a Delaware corporation (collectively, the "Company"), and Zweig Consulting LLC, a New York limited liability company ("Zweig").

                  WHEREAS Phoenix Investment Partners, Ltd., a Delaware corporation ("Phoenix"), has entered into an Acquisition Agreement (the "Acquisition Agreement") with Zweig/Glaser Advisers, a New York general partnership, Euclid Advisors LLC, a New York limited liability company, Zweig Advisors Inc., a Delaware corporation, Zweig Total Return Advisors, Inc., a Delaware corporation, and Zweig Securities Corp., a New York corporation (collectively, the "Sellers"), and the Equityholders named therein providing for, among other things, the acquisition of all of the capital stock and partnership interests of the Companies by Phoenix and/or one or more wholly-owned subsidiaries of Phoenix (capitalized terms defined in the Acquisition Agreement and not otherwise defined herein are used herein with such defined meanings);

                  WHEREAS Zweig has heretofore performed services to the Company and the Company is desirous of obtaining certain services and Martin E. Zweig, as the President of Zweig (the "President"), has indicated to the Company that he and his designated research associates (the "Associates") will provide the Company and its Affiliates with such services as are specified in this Agreement; and

                  WHEREAS the Company and Zweig have provided investment advisory services to investment companies registered under the Investment Company Act of 1940 (each a "Fund" and collectively "Funds") and desire to continue to provide those investment advisory services;

                  NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.       Services

                  1.1 For this engagement, the President and the Associates will devote their skill and approximately one-half of their full working time consistent with the practices of Zweig prior to the Closing Date, to the business and affairs of the Company and its Affiliates and to the promotion of its and their interests, in particular, performing asset allocation research and analysis and providing advice thereon at a level and in a manner consistent with the practices of Zweig and the Company prior to the Closing Date (the "Services"). The Services will be performed by the President and the Associates in a manner and at a level consistent with the practices of Zweig and the Company prior to the Closing Date. This Agreement shall be effective as of the Closing Date for the term described in Section 2 below.


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                  1.2 The Services will be provided to the Company and its
Affiliates during normal business hours at the offices of the Company in New York City or at such other times and places mutually agreed upon and reasonably convenient to both parties, taking into account the nature, exigencies and reasons for the assistance required.

                  1.3 Notwithstanding Section 1.2, but subject to all of the other terms and conditions of this Agreement, including in particular Sections 4 and 13, Zweig may continue to provide consulting services (whether in a managerial, employee, consultant or other capacity) to the Affiliated Investment Partnership Management Companies and the related investment partnerships and Watermark Securities, Inc. and their successor or affiliate entities, as may exist from time to time; provided, however, that in no event may Zweig provide services to any "Competing Business" as defined in the Noncompetition/Nonsolicitation Agreement dated the date hereof between the President and Phoenix (the "Noncompetition/Nonsolicitation Agreement"). The President shall also continue to be permitted to serve as the President of Zweig Series Trust, The Zweig Fund, Inc. and The Zweig Total Return Fund, Inc.

2.       Term

                  2.1 This Agreement shall be effective as of the Closing Date and shall continue until the third anniversary thereof (the "Term") or such earlier date as provided in Section 2.2; and with respect to any Fund, unless sooner terminated, this Agreement shall continue in effect for two years, and thereafter until terminated, provided that the continuation of this Agreement and the terms thereof are specifically approved annually in accordance with the requirements of the Investment Company Act of 1940 by a majority of such Fund's outstanding voting securities or a majority of its board of directors or trustees, and, in any event, by a majority of the directors or trustees who are not "interested persons", as defined in the Investment Company Act of 1940, cast in person at a meeting called for the purpose of voting on such approval.

                  2.2 The Company may terminate this Agreement immediately for Cause and in the event of the President's death or Disability, and upon 30 days' notice in the event of termination without Cause; and with respect to any Fund, this Agreement may be terminated at any time, without payment of any penalty, by the board of directors or trustees of that Fund, or by a vote of a majority (as defined in the Investment Company Act of 1940) of the outstanding voting securities of the Fund to which this Agreement is applicable, upon not less than sixty (60) days' written notice. With respect to any Fund, this Agreement shall automatically terminate in the event of its assignment, within the meaning of the Investment Company Act of 1940, unless such automatic termination shall be prevented by an exemptive order of the Securities and Exchange Commission, and shall automatically terminate upon the termination of the Fund's investment advisory agreement with the company that serves as its investment adviser.

                  2.3 Upon termination of this Agreement by the Company for Cause or in the event of the President's death or Disability, the Company's payment to Zweig of fees earned to the date of such termination shall be in full satisfaction of all claims against the Company under


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this Agreement. If Zweig's engagement with the Company hereunder is terminated by the Company other than for Cause or the President's death or Disability, the Company shall continue to pay to Zweig the Consulting Fees at a rate equal to the average of the monthly Consulting Fees for the six months immediately preceding the month in which such termination occurred (or for the number of months in the Term that have elapsed as of the date of termination, if fewer) for the remainder of the Term.

                  2.4 (i) For purposes of this Agreement, a termination of Zweig's engagement hereunder is for "Cause" if the termination is evidenced by a reasonable determination made by the Chief Executive Officer of Phoenix that:
(a) Zweig has willfully neglected its assigned duties with the Company, which neglect has continued for a period of at least thirty (30) days after a written notice of such neglect was delivered to the President specifying the claimed neglect, (b) the President has been enjoined (other than temporary suspensions of not more than ninety-one (91) days) by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any other industry regulatory authority from working in the investment advisory or securities industry, (c) the President has been convicted by a court of competent jurisdiction of, or has pleaded guilty or nolo contendere to, any felony or misdemeanor involving an investment or investment-related business,
(d) Zweig has engaged in a continuing violation of a material provision of this Agreement, which violation has continued for a period of at least thirty (30) days after a written notice of such violation was delivered to the President specifying the claimed violation, or (e) the President has breached the Noncompetition/Nonsolicitation Agreement.

                  (ii) For purposes of this Agreement, "Disability" means the President's inability to perform the services he is required to perform under this Agreement by reason of sickness, accident, injury, illness or any similar event and which condition has existed for at least 180 consecutive days, or for such shorter periods aggregating 180 days during any twelve month period.

3.       Compensation

                  3.1 During the Term, for the Services to be provided by Zweig under this Agreement, the Company agrees, on a joint and several basis, to pay Zweig an annual consulting fee of $2,500,000 (the "Consulting Fees"). The Consulting Fees shall be payable monthly in arrears on the fifth day of each month. The Company shall allocate the Consulting Fees among the advisers comprising the Company based on assets of each Fund managed by such advisers.

                  3.2 The Company shall provide or share with Zweig research information, benefits and services, as defined in Section 28(e) of the Securities Exchange Act of 1934, that results from brokerage transactions implemented by the Company for the benefit of its clients.

                  3.3 The Company shall not have any liability with respect to the compensation of employees retained by Zweig or by any affiliated entities.


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                  3.4 Subject to the provisions of Section 2.3 hereof, upon
termination of this engagement for any reason, the Company shall have no further obligations under this Agreement, but Zweig shall continue to be bound by
Section 4 and the Company shall continue to be bound by Section 5 hereof.

4.       Confidentiality of Zweig

                  4.1 Zweig shall not at any time during the period of its engagement with the Company hereunder or after the termination thereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined) except in connection with the performance of its duties hereunder. Any records of Confidential Information prepared by Zweig or which come into its possession during the term of this Agreement are and remain the property of the Company or its Affiliates, as the case may be, and upon termination of the engagement all such records and copies thereof shall be either left with or returned to such entity. Confidential Information may be shared among the President and the Associates or other employees of entities controlled by the President on a need to know basis for purposes of providing the Services to the Company and its Affiliates hereunder. Such Associates and any other employees shall be informed of the confidential nature of such Confidential Information, the President shall direct such Associates and any other employees to treat such information confidentially and the President will be responsible for any breach of this
Section 4.1 by himself and by any persons to whom the President provides any Confidential Information. Notwithstanding anything contained herein to the contrary, the Company acknowledges that services overlapping or similar to the Services provided by Zweig, the President and the Associates hereunder are also performed on behalf of the Affiliates of Zweig and such Services are often not exclusively performed by Zweig, the President and the Associates for the Company. Consequently, the work product resulting from the Services is often generated on behalf of both the Company and its Affiliates and the Affiliates of Zweig and is shared among the employees of these entities (the "Shared Work Product"). The Company further acknowledges that the Confidential Information that generates such Shared Work Product may become known to the employees of Zweig's Affiliates. The Company hereby agrees that the disclosure of Confidential Information to the employees of the Zweig Affiliates who shall be deemed employees covered by the fourth sentence of this Section 4.1, to the extent such disclosure is necessary to generate any Shared Work Product, and the use of Shared Work Product by the employees of the Zweig Affiliates, shall in no event be deemed a breach of this Agreement.

                  4.2 The term "Confidential Information" includes, but is not limited to, the following items, whether existing now or created in the future and whether or not subject to trade secret or other statutory protection: (a) all knowledge or information concerning the business, operations and assets of the Company and its Affiliates which is not readily available to the public, such as: internal operating procedures; investment strategies; sales data and customer and client lists; financial plans, projections and reports; and investment company programs, plans and products; (b) all property owned, licensed and/or developed for the Company and/or its Affiliates or any of their respective clients and not readily available to the public, such as computer


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systems, programs and software devices, including information about the design, methodology and documentation therefor; (c) information about or personal to the Company's and/or its Affiliates' clients; (d) information, materials, products or other tangible or intangible assets in the Company's and/or its Affiliates' possession or under any of their control which is proprietary to, or confidential to or about, any other person or entity; and (e) records and repositories of all of the foregoing, in whatever form maintained.

                  The foregoing notwithstanding, the following shall not be considered Confidential Information: (aa) general skills and experience gained by providing service to the Company; (bb) information publicly available or generally known within the Company's trade or industry; (cc) information independently developed by the President or the Associates other than in the course of the performance of their duties which are exclusive to the Company hereunder; and (dd) information which becomes available to the President or the Associates on a non-confidential basis from sources other than the Company or its Affiliates, provided the President or the Associates do not know or have reason to know that such sources are prohibited by contractual, legal or fiduciary obligation from transmitting the information. Failure to mark any material or information "confidential" shall not affect the confidential nature thereof. All the terms of this Section 4 shall survive the termination of this Agreement. The obligations hereunder shall be in addition to, and not in limitation of, any other obligations of confidentiality the President or the Associates may have to the Company.

                  4.3 At any time when so requested, and upon termination of the engagement under this Agreement for any reason whatsoever and irrespective of whether such termination is voluntary on Zweig's part or not, Zweig will deliver to the Company all information in its possession (whether or not Confidential Information) pertaining exclusively to the Company or any of its Affiliates and, to the extent any such information is Shared Work Product, shall provide copies to the Company with the understanding that Zweig and its Affiliates shall also retain copies of such information.

5.       Confidentiality of the Company

                  5.1 The Company and its Affiliates and their respective employees shall not at any time during the period of Zweig's engagement with the Company hereunder or after the termination thereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Zweig Confidential Information (as hereinafter defined). It is expressly understood that Shared Work Product may be shared among the Company and its Affiliates and their respective employees. The Company and its Affiliates and their respective employees shall be informed of the confidential nature of the Zweig Confidential Information, the Company shall direct such employees to treat such information confidentially and the Company will be responsible for any breach of this Section 5.1 by its employees.

                  5.2 The term "Zweig Confidential Information" includes, but is not limited to, the following items, whether existing now or created in the future and whether or not subject to trade secret or other statutory protection:
(a) all knowledge or information concerning the


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business, operations and assets of Zweig and its Affiliates which is not readily available to the public, such as: internal operating procedures; investment strategies; sales data and customer and client lists; financial plans, projections and reports; and investment company programs, plans and products;
(b) all property owned, licensed and/or developed for Zweig and/or its Affiliates or any of their respective clients and not readily available to the public, such as computer systems, programs and software devices, including information about the design, methodology and documentation therefor; (c) information about or personal to Zweig's and/or its Affiliates' clients; (d) information, materials, products or other tangible or intangible assets in Zweig's and/or its Affiliates' possession or under any of their control which is proprietary to, or confidential to or about, any other person or entity; and (e) records and repositories of all of the foregoing, in whatever form maintained.

                  The foregoing notwithstanding, the following shall not be considered Zweig Confidential Information: (aa) general skills and experience gained by providing service to the Company and its Affiliates; (bb) information publicly available or generally known within Zweig's trade or industry; (cc) information independently developed by the Company and its Affiliates and their respective employees; and (dd) information which becomes available to the Company and its Affiliates and their respective employees on a non-confidential basis from sources other than Zweig, provided the Company and its Affiliates and their respective employees do not know or have reason to know that such sources are prohibited by contractual, legal or fiduciary obligation from transmitting the information. All the terms of this Section 5 shall survive the termination of this Agreement.

6.       Ownership of Documents

                  All memoranda, papers, letters, notes, notebooks and all copies thereof relating exclusively to the business or affairs of the Company that are generated by Zweig or that come into its possession, in each case in connection with its performance of Services to the Company under this Agreement, shall be held by Zweig as the Company property and shall be delivered by Zweig to the Company as the Company may request. To the extent any such memoranda, papers, letters, notes and notebooks are the product of Zweig Confidential Information or are Shared Work Product, the Company understands and agrees that Zweig and its Affiliates shall also retain copies of such documentation and information.

7.       Prior Negotiations and Agreements

                  This Agreement contains the complete agreement concerning the servicing arrangement between the parties. This Agreement may only be altered, amended or rescinded by a duly executed written agreement.

8.       Jurisdiction

                  This Agreement shall be construed in accordance with and governed by the laws of the State of New York governing contracts entered into and to be performed entirely within


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New York without regard to any conflict of law rules and both parties consent to the jurisdiction of the courts of New York.

9.       Performance Waivers

                  Waiver of performance of any obligation by either party shall not constitute a waiver of performance of any other obligations or constitute future waiver of the same obligation.

10.      Severability

                  If any section, subsection, clause or sentence of this Agreement shall be deemed illegal, invalid or unenforceable under any applicable law, actually applied by any court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, validity and enforceability of this Agreement or any other section, subsection, clause or sentence thereof. Where, however, the provisions of any applicable law may be waived, they are hereby waived by the parties to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

11.      Assignment

                  This Agreement shall inure to the benefit of and be binding upon the Company and its successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) and assigns, and upon Zweig and its successors and assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise). Except as provided in Section 2.2, this Agreement shall not be assignable by Zweig other than with the express written consent of the Company which shall not be unreasonably denied. The reorganization of Zweig and its affiliated entities, such that the Services of the President and the Associates are provided through an affiliated entity, shall not constitute a breach, assignment or termination of this Agreement by Zweig.

12.      Notices

                  All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice:


To the Company:   Zweig/Glaser Advisers
                  900 Third Avenue
                  New York, New York  10022
                  Attention:  Eugene Glaser

                  and


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                  Phoenix Investment Partners, Ltd.
                  56 Prospect Street
                  Hartford, Connecticut  06115-0480
                  Attention:  Thomas N. Steenburg, Esq.
                  Senior Vice President and General Counsel

To Zweig:         Zweig Consulting LLC
                  900 Third Avenue
                  New York, New York  10022
                  Attention:  Martin E. Zweig

provided, however, that any notice of change of address shall be effective only upon receipt.

13.      Miscellaneous

                  The President hereby represents and warrants that this Agreement (i) is valid, binding and enforceable in accordance with its terms and
(ii) does not conflict with any other agreement to which he is a party, including any agreement with the Affiliated Investment Partnership Management Companies and the related investment partnerships and Watermark Securities, Inc.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     Very truly yours,

                                     ZWEIG/GLASER ADVISERS

                                     By: /s/Eugene J. Glaser
                                         ------------------------------
                                     Name: Eugene J. Glaser
                                     Title: President



                                     ZWEIG TOTAL RETURN ADVISORS, INC.

                                     By: /s/Jeffrey Lazer
                                         ------------------------------
                                     Name: Jeffrey Lazer
                                     Title: Executive Vice President



                                     ZWEIG ADVISORS INC.

                                     By: /s/Jeffrey Lazer
                                         ------------------------------
                                     Name: Jeffrey Lazer
                                     Title: Executive Vice President

ACCEPTED AND AGREED TO:

ZWEIG CONSULTING LLC

By: /s/Martin E. Zweig
    --------------------------------
Name:    Martin E. Zweig
Title:   President

ACCEPTED AND AGREED TO AS
         TO SECTIONS 4.1 and 13:

/s/Martin E. Zweig
------------------------------------
Martin E. Zweig






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